                                                                                                                Exhibit 99(e)

                 STATEMENT OF FINANCIAL POSITION

                 TILDEN MINING COMPANY (A JOINT VENTURE)



                                                                                                  December 31
                                                                                          1993                 1992
                                                                                      ------------         ------------
                 ASSETS

                 CURRENT ASSETS
                     Cash and cash equivalents                                        $   116,325          $    15,574
                     Receivable from associates:
                          Tilden Magnetite Partnership                                        -0-              296,500
                          Advance adjustment - Note A                                         -0-                  -0-
                                                                                      ------------         ------------
                                                                                              -0-              296,500

                     Inventories - Note A:
                          Iron ore concentrates                                         2,950,425            3,528,022
                          Supplies                                                      1,232,118              568,098
                          Fluxstone                                                       454,063              619,805
                                                                                     -------------         ------------
                                                                                        4,636,606            4,715,925
                                                                                     -------------         ------------
                                                  TOTAL CURRENT ASSETS                  4,752,931            5,027,999

                 PROPERTIES - Note A:
                     Land                                                               2,844,737            2,844,737
                     Plant and equipment                                              549,459,673          551,271,698
                     Allowance for depreciation                                      (282,243,073)        (270,486,869)
                                                                                     -------------        -------------
                                                      TOTAL PROPERTIES                270,061,337          283,629,566

                 OTHER ASSETS
                     Advance adjustment - Specific tax                                  1,420,877            1,562,216
                                                                                     -------------        -------------
                                                    TOTAL OTHER ASSETS                  1,420,877            1,562,216



                                                                                     -------------        -------------
                                                          TOTAL ASSETS               $276,235,145         $290,219,781
                                                                                     =============        =============

                                                                                                 December 31
                                                                                          1993                 1992
                                                                                      ------------         ------------
                 LIABILITIES AND ASSOCIATES' ACCOUNT

                 CURRENT LIABILITIES
                     The Cleveland-Cliffs Iron Company:
                          Royalties payable                                          $   2,802,542         $   447,395
                          Accounts payable                                                  68,944              14,372
                                                                                      -------------        ------------
                                                                                         2,871,486             461,767

                     Payables to associates:
                          Tilden Magnetite Partnership                                       2,777                 -0-
                          Working Capital Adjustment - Note A                              834,236           3,981,506
                     Trade accounts payable                                                241,531             267,126
                     State and local taxes                                               1,444,352           1,065,955
                     Other current liabilities                                              13,900              15,600
                                                                                      -------------        ------------

                                              TOTAL CURRENT LIABILITIES                  5,408,282           5,791,954

                 LONG-TERM OBLIGATIONS
                     Specific tax                                                          765,526             798,261
                                                                                      -------------        ------------

                                            TOTAL LONG-TERM OBLIGATIONS                    765,526             798,261

                 ASSOCIATES' ACCOUNT                                                   270,061,337         283,629,566

                 COMMITMENTS - Note D

                                                                                      -------------       -------------
                              TOTAL LIABILITIES AND ASSOCIATES' ACCOUNT               $276,235,145        $290,219,781
                                                                                      =============       =============


                 See notes to financial statements.

                 STATEMENT OF COSTS AND EXPENSES CHARGED TO ASSOCIATES

                 TILDEN MINING COMPANY (A JOINT VENTURE)

                                                                                            Year Ended December 31
                                                                               1993                  1992                  1991
                                                                          -------------         -------------         -------------
                 COSTS AND EXPENSES CHARGED TO
                     ASSOCIATES - Note C
                      Cost of producing pellets and
                       other operating costs                              $  77,110,203         $  51,406,680         $  20,890,382
                      Depreciation                                           13,547,941            13,699,766            14,185,955
                      Charges from The Cleveland-Cliffs
                       Iron Company:
                          Royalty                                             8,410,456             5,659,592             2,463,448
                          Management fee                                      1,517,664               953,660               388,266
                                                                          -------------         -------------         --------------
                                                                              9,928,120             6,613,252             2,851,714
                      Development and stripping                               7,162,173             3,786,290             1,847,234
                      State and local taxes                                   1,918,963             1,391,537               820,879
                      Research                                                  660,146               264,963               111,346
                      Miscellaneous (income) expense-net                        (99,459)               15,032              (417,265)
                                                                          --------------        -------------         --------------
                                TOTAL COSTS AND EXPENSES
                                   CHARGED TO ASSOCIATES                  $ 110,228,087         $  77,177,520         $  40,290,245
                                                                          ==============        =============         ==============




                 See notes to financial statements.

                 STATEMENT OF ASSOCIATES' ACCOUNT

                 TILDEN MINING COMPANY (A JOINT VENTURE)

                                                                                           Year Ended December 31
                                                                               1993                  1992                  1991
                                                                          -------------         -------------         -------------
                 Balance as of January 1                                  $ 283,629,566         $ 297,351,518         $ 311,348,338


                 Associates' contribution:
                     Contribution                                            97,504,006            67,443,629            29,157,532
                     Advance adjustment - Note A                                   -0-                   -0-                 62,383
                     Working capital adjustment - Note A                       (834,236)           (3,981,506)           (2,923,348)
                                                                          --------------        --------------        --------------
                          Total Associates' Contribution                     96,669,770            63,462,123            26,296,567


                 Associates' withdrawal:
                     Cost and expenses charged
                          to associates                                    (110,228,087)          (77,177,520)          (40,290,245)
                     Other                                                       (9,912)               (6,555)               (3,142)
                                                                          --------------        --------------        --------------
                          Total Associates' Withdrawal                     (110,237,999)          (77,184,075)          (40,293,387)
                                                                          --------------        --------------        --------------


                 Balance as of December 31                                $ 270,061,337         $ 283,629,566         $ 297,351,518
                                                                          ==============        ==============        ==============



                 See notes to financial statements.

         STATEMENT OF CASH FLOWS

         TILDEN MINING COMPANY (A JOINT VENTURE)

                                                                                     Year Ended December 31
                                                                          1993                 1992                 1991
                                                                     --------------        -------------       --------------
         OPERATING ACTIVITIES
          Costs and expenses charged to associates                   $(110,228,087)        $(77,177,520)       $ (40,290,245)
          Adjustments to reconcile costs and
           expenses charged to associates to
           net cash from (used) in operations:
             Depreciation                                               13,547,942           13,699,766           14,185,955
             Other                                                        ( 32,736)            (125,819)            (111,658)
             Loss (gain) on sale of assets                                (143,796)               2,395             (371,569)
             Changes in operating assets
              (increase) decrease
                Accounts receivable                                            -0-              167,777             (167,777)
                Receivable from associates                                  79,319             (223,451)             (10,666)
                Inventories                                                296,501           (1,875,134)           2,986,864
             Changes in operating liabilities
              increase (decrease)
                Payable to The Cleveland-Cliffs
                 Iron Company                                            2,409,719              448,380             (737,783)
                Payable to associates                                        2,777              (62,099)          (7,709,604)
                Payables and accrued expenses                              351,103              517,955             (607,881)
                                                                     --------------        -------------       --------------
          Total changes in operating assets
           and liabilities                                               3,139,419           (1,026,572)          (6,246,847)
                                                                     --------------        -------------       --------------
          NET CASH USED IN OPERATING ACTIVITIES                        (93,717,258)         (64,627,750)         (32,834,364)

         INVESTING ACTIVITIES
          Proceeds from sale of equipment                                  164,083               19,790              638,639
                                                                     --------------        -------------       --------------

          NET CASH PROVIDED BY INVESTING ACTIVITIES                        164,083               19,790              638,639

         FINANCING ACTIVITIES
          Lease payments                                                       -0-                  -0-             (516,485)
          Associates' contributions                                     93,663,838           64,540,468           32,797,092
          Other                                                             (9,912)              (6,555)              (3,142)
                                                                     --------------        -------------       --------------

          NET CASH PROVIDED BY FINANCING ACTIVITIES                     93,653,926           64,533,913           32,277,465
                                                                     --------------        -------------       --------------

         INCREASE (DECREASE) IN CASH
          AND CASH EQUIVALENTS                                             100,751              (74,047)              81,740

         Cash and cash equivalents at
          beginning of year                                                 15,574               89,621                7,881
                                                                     --------------        -------------       --------------

         CASH AND CASH EQUIVALENTS
          AT END OF YEAR                                             $     116,325         $     15,574        $      89,621
                                                                     ==============        ============        ==============

         See notes to financial statements.

         NOTES TO FINANCIAL STATEMENTS

         TILDEN MINING COMPANY (A JOINT VENTURE)


         NOTE A-SIGNIFICANT ACCOUNTING POLICIES

         FINANCIAL STATEMENTS: The financial statements have been prepared principally for use by the associates (see Note B) in recording their respective interests in the accounts of the Tilden Mining Company (a joint venture) ("Venture"). Since the Venture does not generate revenue, no provision is made for income taxes as the Venture's costs and expenses charged to the associates are included in the financial statements of each associate based upon defined allocation percentages.

         CASH EQUIVALENTS: The Venture considers investments in highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.

         INVENTORIES: Iron ore concentrates are stated at average cost of production, exclusive of depreciation and development. Supplies and fluxstone are stated at the lower of average cost or market.

         PROPERTIES AND DEPRECIATION: Property is stated on the basis of cost and is depreciated over the estimated useful life, principally by the straight-line method. Depreciation commences when assets are placed in service.

         EXPLORATION, RESEARCH AND DEVELOPMENT COSTS: Exploration, research and continuing mine development costs are charged to operations as incurred.

         ADVANCE ADJUSTMENTS: Advance adjustments arise from differences in monthly contributions and actual cost allocations.

         WORKING CAPITAL ADJUSTMENT: The Venture agreement as revised by the Tilden Mine Joint Venture Amendatory Agreement ("Amendatory Agreement") dated January 1, 1984, provides for the adjustment of defined working capital to zero at the end of each month through charges or credits to the Associates' Account.

         NOTE B-ORGANIZATION

         The Tilden Joint Venture  was formed in 1971  and began original operation  of the Tilden mine  facility in 1974.
         The  Tilden Joint Venture Agreement,  as  amended by  the  Amendatory Agreement,  provides that  the  associates'
         investment  will be  maintained  in accordance with their ownership. Ownership percentages at December 31, 1993 and
         1992 were as follows:
                Tilden Iron Ore Partnership ("TIOP")                                        64%
                J & L - Cliffs Ore Partnership ("JCOP")                                     36
                                                                                           -----
                                                                                           100%
                                                                                           =====

         NOTES TO FINANCIAL STATEMENTS - Continued
         TILDEN MINING COMPANY (A JOINT VENTURE)
         NOTE B-ORGANIZATION-Continued

         Ownership percentages of TIOP and JCOP as of December 31, 1993 and 1992 were as follows:
          TIOP:
             Cannelton Iron Ore Company                                         46.875%
             Cliffs TIOP, Inc.                                                  37.500
             Stelco Coal Company                                                15.625
                                                                               --------
                                                                               100.000%
                                                                               ========

          JCOP:
             Cliffs Tilden, Inc.                                                62.500%
             Cleveland-Cliffs Ore Corporation                                   37.500
                                                                               --------
                                                                               100.000%
                                                                               ========

         Cliffs TIOP, Inc., Cliffs Tilden, Inc. and Cleveland-Cliffs Ore Corporation are wholly-owned subsidiaries of The Cleveland-Cliffs Iron Company ("Cleveland- Cliffs"). The Cleveland-Cliffs Iron Company is a wholly-owned subsidiary of Cleveland-Cliffs Inc. Cleveland-Cliffs is the manager of the Venture, TIOP and JCOP. Cannelton Iron Ore Company ("Cannelton") is a wholly-owned subsidiary of Algoma Steel Inc. ("Algoma").

         Under the terms of the Venture agreement, the associates are responsible with respect to obligations of the Venture only severally in their respective ownership percentages. TIOP separately entered into financing arrangements which are secured by a lien on its share of the Venture's facilities and production therefrom.

         In January, 1991, Cannelton defaulted on its obligation to fund its share of the Tilden Mine production costs, and cured its default in February, 1991. During the period of default, Cleveland-Cliffs accelerated its share of funding and production in order to maintain the scheduled production rate. In February, 1991, Algoma sought and obtained protection from creditors under the Canadian Companies' Creditor's Arrangement Act.

         In January, 1992, Algoma filed its Plan of Arrangement Under the Companies' Creditor's Arrangement Act (Canada) and the Business Corporation Act (Ontario) in the Ontario Court of Justice, covering its restructuring plan. The Plan was approved by the Court on April 16, 1992 and on June 5, 1992, Algoma emerged from Canadian reorganization proceedings. Cannelton is continuing to fund its share of the Venture's costs which is guaranteed by Algoma.

         TILDEN MINING COMPANY (A JOINT VENTURE)


         NOTE B-ORGANIZATION-Continued

         In February, 1994, Cleveland-Cliffs expects to reach agreement in principle with Algoma and Stelco Inc. ("Stelco") to restructure and simplify the operation of the Tilden Mine effective January 1, 1994. The principal terms of the new agreement are (1) the participants' tonnage entitlement and cost-sharing will be based on a 6.0 million ton target normal production level instead of the previous 4.0 million ton base production level, (2) Cleveland-Cliffs' interest in and responsibility for cost obligations of Tilden Magnetite Partnership ("TMP") increases from 33.33% to 40.0% with corresponding decreases for Algoma (from 50% to 45%) and for Stelco (from 16.67% to 15%), (3) a partner may take additional production with certain fees paid to the Partnership, (4) TMP will pay an increased royalty to Cleveland-Cliffs, and (5) the Venture and TMP will be merged into one entity. The agreement is not expected to have a significant financial effect on the Tilden Mine or the participants. The new Tilden arrangements reflect an underlying plan of operating improvements and will allow a lengthening of the magnetite ore reserve life. Additional capital and development expenditures are expected in connection with the improvement plan.


         NOTE C-OPERATIONS

         The Amendatory Agreement permits associates to individually nominate production levels different than their respective ownership shares. Each associate is obligated for defined base costs in proportion to ownership shares and incremental costs in proportion to nominated production share. In addition, the Amendatory Agreement provides for annual adjustments between the associates to equalize the charge for incremental costs and to compensate for nomination by an associate of production in excess of ownership share.

         Effective January 1, 1988, the associates of the Venture entered into various agreements with TMP, a partnership formed by the partners in the Venture. Under these agreements TMP is entitled to the use of certain of the Venture's mining equipment and concentrating and pelletizing facilities and TMP agreed to bear certain defined base costs associated with such equipment and facilities. Also under these agreements, TMP processes hematite ore for the Venture, with the incremental costs of such production as defined in the agreements (including a defined capital cost allowance) being charged to the Venture. Base costs as defined in the agreements are borne by TMP by agreement with the Venture. Cleveland-Cliffs is the manager of TMP.

         During 1993 the Venture was charged $96.1 million (1992 - $63.2 million; 1991 - $26.4 million) by TMP for processing hematite ore.

         The associates have a lease agreement with Cleveland-Cliffs, owner of the mineral interest in the land on which hematite ore mining activities have been conducted by the Venture, which provides for royalty payments based on iron ore pellets produced. Effective January 1, 1988, the associates of the Venture entered into a sublease agreement with TMP to permit TMP to extract magnetite ore with respect to such mineral interests.

         TILDEN MINING COMPANY (A JOINT VENTURE)



         NOTE C-OPERATIONS-Continued

         The labor contract covering TMP hourly employees expired on August 1, 1993. A six-year, no-strike agreement was reached with the United Steelworkers of America after a six-week strike idled production facilities.

         The agreement follows the wage and signing bonus pattern of the earlier settlements by major steel companies, granting higher pension benefits during the six-year term, increasing vacation time and incentive pay, and allowing certain work force productivity gains. On-going employment costs per hour are expected to rise approximately 10 percent by July 31, 1996. At that time, the agreements can be reopened for limited economic and other matters, subject to binding arbitration or conformity to certain steel company contract changes.


         NOTE D-COMMITMENTS

         The Venture is obligated for the purchase of electric energy requirements of the Venture through the Tilden Mine Power Contract entered into with Wisconsin Electric Power Company ("Wisconsin Electric"). The Tilden Mine Power Contract has a primary term of ten years through 1997.

         The associates, TMP and Wisconsin Electric entered into an amendment to the Tilden Mine Power Contract and an Auxiliary Power Purchase Contract. Under these agreements, TMP will bear the entire base, or demand portion of the electric energy charge assessed by Wisconsin Electric; TMP and the Venture will bear the incremental portion of electric energy charges based on electric power supplied for magnetite and hematite ore processing, respectively; and TMP will be able to access certain excess electric energy capacity as required by its operations. The minimum annual payment under the amended Tilden Mine Power Contract to be paid by TMP is $7.6 million for demand charges for the year 1994.


         NOTE E-RETIREMENT BENEFITS

         In accordance with agreements with TMP, pension, health care and life insurance benefits are obligations of TMP.


         NOTE F-PENDING LITIGATION

         The Venture is periodically involved in litigation incidental to its operations. Management believes that any pending litigation will not result in a material liability in relation to the Venture's financial statements.

                                                       TILDEN MINING COMPANY
                                            Schedule V - Property, Plant and Equipment
                                                       (Dollars in Millions)

                                                   Balance At                                           Other           Balance At
                                                   Beginning       Additions                          Additions            End
            Classification                          Of Year         At Cost      Retirements        (Deductions)         Of Year
            --------------                         ---------       ---------     -----------        ------------       ----------
         Year Ended December 31, 1993:
           Plant and Equipment                     $  551.3        $     --       $    1.8           $      --          $  549.5
           Land                                         2.8              --             --                  --               2.8
                                                   --------        --------       --------           ---------          --------

           Totals                                  $  554.1        $     --       $    1.8           $      --          $  552.3
                                                   ========        ========       ========           =========          ========

         Year Ended December 31, 1992:
           Plant and Equipment                     $  551.5        $     --       $    0.2           $      --          $  551.3
           Land                                         2.8              --             --                  --               2.8
                                                   --------        --------       --------           ---------          --------

           Totals                                  $  554.3        $     --       $    0.2           $      --          $  554.1
                                                   ========        ========       ========           =========          ========

         Year Ended December 31, 1991:
           Plant and Equipment                     $  565.1        $     --       $    9.5           $   ( 4.1)         $  551.5
           Land                                         2.8              --             --                  --               2.8
                                                   --------        --------       --------           ---------         ---------

           Totals                                  $  567.9        $     --       $    9.5           $   ( 4.1)         $  554.3
                                                   ========        ========       ========           =========          ========



    ------------------------------------------------------------------------------------------------------------------------------
                                       Schedule VI -  Accumulated Depreciation, Depletion and Amortization
                                                        of Property, Plant and Equipment
                                                             (Dollars in Millions)

                                                    Balance At                                          Other           Balance At
                                                    Beginning       Additions                          Additions           End
            Classification                           Of Year         At Cost      Retirements        (Deductions)         Of Year
            --------------                          ---------       ---------     -----------        ------------       ----------
         Year Ended December 31, 1993:
           Plant and Equipment                     $  270.5        $   13.5       $    1.8           $      --          $  282.2
                                                   ========        ========       ========           =========          ========

         Year Ended December 31, 1992:
           Plant and Equipment                     $  256.9        $   13.7       $    0.1           $      --          $  270.5
                                                   ========        ========       ========           =========          ========

         Year Ended December 31, 1991:
           Plant and Equipment                     $  256.0        $   14.2       $    9.1           $   ( 4.2)         $  256.9
                                                   ========        ========       ========           =========          ========



         The annual provision for depreciation has been computed principally using rates ranging from 2% to 33%.

                                                       TILDEN MINING COMPANY
                                      Schedule X - Supplementary Income Statement Information
                                                       (Dollars in Millions)



                                                                          Charged to Costs and Expenses
                                                                             Year Ended December 31:
                                                                      1993             1992             1991
                                                                    -------          -------          -------
         Maintenance and repairs                                    $ 22.1           $ 14.5           $  5.6


         Taxes, other than payroll
          and income taxes                                          $  1.9           $  1.4           $  0.8


         Royalties                                                  $  8.4           $  5.7           $  2.5





                 Amounts for depreciation and amortization of tangible assets, preoperating costs and similar deferrals and advertising costs are not presented because such amounts are each less than 1% of total costs and expenses.

                             APPENDIX A - IMAGE AND GRAPHIC MATERIAL
                             ---------------------------------------

                 Items 1 and 2 - Business and Properties (Map)
                 ---------------------------------------------

                          The map is entitled, "Cleveland-Cliffs Inc and
                 Associated Companies Location of Iron Ore Operations". The map has an outline of the United States and an outline of Tasmania (Australia). Located specifically on the map are arrows and dots representing the location of the properties described in the Table on page 6 to this report.


                 Item 7 - Management's Discussion and Analysis of Financial
                 ----------------------------------------------------------
                 Condition and Results of Operations (Graphs)
                 --------------------------------------------

                 Graph A
                 -------

                 This graph is captioned "Cumulative Earnings & Dividends". The graph contains two lines depicting cumulative earnings and cumulative dividends over the five-year period 1989-1993. Cumulative earnings were $60.6 million, $134.4 million, $188.2 million, $219.0 million and $273.6 million, respectively, for the years 1989-1993.
                 Cumulative dividends were $4.7 million, $14.0 million, $73.1 million, $87.2 million, and $113.6 million, respectively, for the years 1989-1993. The graph also indicates that the cumulative payout ratio of dividends to earnings was 8%, 10%, 39%, 40%, and 42%, respectively, for the years 1989-1993.


                 Graph B
                 -------

                 This graph is captioned "Components of Invested Capital".  The graph contains five bars depicting the components of invested capital at December  31, 1989, 1990, 1991,  1992, and 1993, each bar reflecting  Effectively Serviced Debt and Shareholders' Equity, as follows:

                                                 Amount (In Millions)                                     Percent
                                   ---------------------------------------------     ---------------------------------------------
                                   Effectively                                        Effectively
                                     Serviced         Shareholders'                     Serviced         Shareholders'
                 December 31           Debt               Equity           Total          Debt               Equity           Total
                 -----------       -----------        -------------       ------      ----------         -------------       ------
                    1989              $93.4               $226.0          $319.4          29%                 71%             100%
                    1990               82.4                290.8           373.2          22                  78              100
                    1991               65.0                290.8           355.8          18                  82              100
                    1992               92.1                269.6           361.7          26                  74              100
                    1993               88.6                280.7           369.3          24                  76              100